EXHIBIT 99.1

10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE
NASDAQ STOCK MARKET FOR RELEASE: DATE:	MCBC Immediate February 3, 2011

Macatawa Bank Corporation
Reports Third Consecutive Quarter of Profitability and Year-end Results

Holland, Michigan, February 3, 2011 - Macatawa Bank Corporation (Nasdaq: MCBC) today announced its fourth quarter 2010 earnings, marking the Company's third consecutive quarter of profitability and continued improvements in several key capital and operational ratios. The Company's results for the fourth quarter (unaudited) included:

•	Net income of $835,000, compared to a loss of $9.2 million in the same quarter of last year and net income of $703,000 in the third quarter of 2010
•	Continued improvement in asset quality metrics, with nonperforming loans down 11 percent and total past due loans down 31 percent compared to third quarter 2010
•	Net charge offs of $5.2 million, down 65.6 percent from $15.0 million in the fourth quarter 2009
•	Year-over-year improvement in net interest margin, now at 3.38 percent
•	Improvement in capital ratios
•	Deposit accounts remain insured by the FDIC up to the maximum amount permitted by law

Macatawa reported net income available to common shares of $835,000, or $0.05 per diluted share, for the fourth quarter 2010, compared to a net loss available to common shares of $9.2 million, or $0.52 per diluted share, for the fourth quarter 2009 and net income of $703,000 for the third quarter 2010. For the full year 2010, the Company's net loss available to common shares totaled $17.9 million, down from a net loss of $66.5 million for the same period in 2009.

"We are pleased with our fourth quarter profit and the progress we believe we have made in 2010," said Richard L. Postma, Chairman of Macatawa Bank Corporation. "Our results continued to reflect the process improvements and disciplined approach we began to implement in 2009. The fourth quarter of 2010 represented our third consecutive quarter of profitability, along with continued improvements in several key capital and performance metrics. These are important achievements in our continued efforts to build accountability, confidence and performance in Macatawa Bank. We must continue to focus on improvement of the Bank's capital ratios, further reduction of non-performing loans and increasing sales of other-real-estate-owned. Through the collective efforts of the Board of Directors, management and our employees, we intend to continue to move the Bank toward a position of sustained profitability in order to serve West Michigan as a strong community bank."

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Macatawa Bank Corporation 4Q Results / page 2 of 5

Over the last year, under the direction of the Board of Directors and Chairman Richard Postma, the Company has navigated a difficult banking environment and critical transition period. Under this leadership, the Bank improved business and banking principles, added experienced personnel, and bolstered the Bank's risk management functions by adding key individuals in its Special Assets and Loan Review groups. The Bank added a new Chief Credit Officer and implemented new and more disciplined lending and loan risk management policies and new procedures for loan administration and loan review. The Company also added two new directors in the fourth quarter 2010. Each of these directors brings expertise in financial and accounting matters, further strengthening the Board of Directors. Macatawa continued its focus on reducing nonperforming loans during the fourth quarter 2010 by accelerating workout strategies with some of its more stressed loan customers.

Operating Results

Net interest income for the fourth quarter 2010 totaled $12.3 million, a decrease of $153,000 from the third quarter 2010 and a decrease of $1.1 million from the fourth quarter 2009. Net interest margin was 3.38 percent, up 16 basis points from 3.22 percent on a consecutive quarter basis and up 34 basis points from 3.04 percent in the fourth quarter 2009. The fourth quarter 2010 net interest margin was positively impacted by the continued payoff of higher-cost wholesale funds.

Average interest earning assets for the fourth quarter 2010 declined $92.2 million from the third quarter 2010 and declined $346.0 million from the fourth quarter 2009, negatively impacting net interest income. The decline in assets reflected the Bank's continued focus on capital ratio maintenance, liquidity improvement, and reduction in credit exposure within certain segments of its loan portfolio. While the size of the balance sheet has decreased, the underlying profitability of the earning assets has improved as evidenced by the increase in net interest margin.

Non-interest income of $4.5 million for the fourth quarter 2010 was up $782,000 from the third quarter 2010, and up $992,000 from the fourth quarter 2009. The comparative increase was primarily due to increased gains on sales of mortgage loans, a $574,000 gain in the fourth quarter 2010 on the sale of a property that had been held for branch expansion, and income recognized on leases of other-real-estate-owned.

Non-interest expense was $15.6 million for the fourth quarter 2010, compared to $14.9 million for the third quarter 2010 and $15.9 million for the fourth quarter 2009. In the most recent quarter, costs associated with the administration and disposition of problem loans and non-performing assets were $4.2 million, compared to $3.2 million in the third quarter 2010 and $3.7 million in the fourth quarter 2009. This increase was primarily due to further write-downs in the carrying value of other-real-estate-owned. FDIC insurance assessments remained elevated at $1.0 million in the most recent quarter compared to $1.2 million in the third quarter 2010 and $1.0 million in the fourth quarter 2009, as a result of higher assessment rates implemented by the FDIC.

When excluding nonperforming asset costs and FDIC assessments, non-interest expense was $10.3 million for the most recent quarter, down from $10.5 million in the third quarter 2010 and $11.3 million in the fourth quarter 2009. Salaries and employee benefits were down $210,000 in the fourth quarter 2010 compared to the third quarter 2010 and down $476,000 from the prior year quarter as a result of a reduction in overall staffing levels due to the Company scaling its operations to respond to the impact of the prolonged economic weakness.

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Macatawa Bank Corporation 4Q Results / page 3 of 5

Asset Quality

The provision for loan losses of $400,000 for the fourth quarter 2010 declined 27 percent from $550,000 in the third quarter 2010, and declined approximately 98 percent from $21.6 million in the fourth quarter 2009. Net charge-offs were $5.2 million compared to $4.6 million for the third quarter 2010 and $15.0 million for the fourth quarter 2009.

The allowance for loan losses of $47.4 million was 3.90 percent of total loans at December 31, 2010, compared with 4.08 percent at September 30, 2010 and 3.62 percent at December 31, 2009. The loan loss reserve coverage to nonperforming loans increased to 62.9 percent of non-performing loans at December 31, 2010, compared to 61.8 percent at September 30, 2010 and 52.6 percent at December 31, 2009.

At December 31, 2010, the Company's non-performing loans were $75.4 million, the lowest level since the fourth quarter of 2007, representing 6.19 percent of total loans. This compares to $84.4 million (6.61 percent of total loans) at September 30, 2010 and $103.9 million (6.88% of total loans) at December 31, 2009. However, other-real-estate-owned is higher at $58.0 million as of December 31, 2010 compared to $54.0 million at September 30, 2010 and $37.2 million at December 31, 2009. These balances have increased as our problem loans have migrated through the normal collection process. Sales of other-real-estate-owned continued to improve as compared to 2009, with the Bank disposing of $16.8 million in real estate during 2010, compared to $7.5 million for the same period in 2009. The total of nonperforming loans and other-real-estate-owned has decreased by $7.8 million from December 31, 2009 to December 31, 2010.

A break-down of non-performing loans is shown in the table below.
Dollars in 000s	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Commercial Real Estate	$60,186	$72,310	$81,319	$81,669	$87,321
Commercial and Industrial	12,170	8,326	10,418	17,782	12,713
Total Commercial Loans	72,356	80,636	91,737	99,451	100,034
Residential Mortgage Loans	1,830	2,702	1,976	1,849	2,719
Consumer Loans	1,175	1,110	1,345	1,248	1,132
Total Non-Performing Loans	$75,361	$84,448	$95,058	$102,548	$103,885

Residential Developer Loans (a)	$22,137	$32,822	$37,939	$36,594	$50,002

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in non-performing commercial loans secured by real estate

Total non-performing assets were $133.4 million, or 8.45 percent of total assets, at December 31, 2010. A break-down of non-performing assets is shown in the table below.

Dollars in 000s	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Non-Performing Loans	$75,361	$84,448	$95,058	$102,548	$103,885
Other Repossessed Assets	50	130	81	84	124
Other Real Estate Owned	57,984	53,982	48,672	45,790	37,184
Total Non-Performing Assets	$133,395	$138,560	$143,811	$148,422	$141,193

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Macatawa Bank Corporation 4Q Results / page 4 of 5

Balance Sheet, Liquidity and Capital

Total assets were $1.58 billion at December 31, 2010, a decrease of $253 million from $1.83 billion at December 31, 2009. Total loans were $1.2 billion at December 31, 2010, down $294 million from $1.51 billion at December 31, 2009.

Commercial loans decreased by $238.7 million representing the majority of the decrease in total loans since December 31, 2009. The commercial real estate portfolio was reduced by $127.1 million as the Company continued its efforts to reduce exposure in these segments. Commercial and industrial loans declined by $92.8 million due, in part, to a general decline in business activity. Of the decline in commercial real estate loans, $57.5 million of the decrease was in loans to residential developers, the portfolio that has caused the majority of stress within the Company's loan portfolio.

The composition of the commercial loan portfolio is shown in the table below:
Dollars in 000s	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009

Construction and development	$133,228	$139,579	$150,443	$156,867	$162,615
Other commercial real estate	535,960	548,071	582,882	611,904	640,437
Commercial Loans Secured by Real Estate	669,188	687,650	733,325	768,771	803,052
Commercial and Industrial	264,680	285,924	314,087	344,294	369,523
Total Commercial Loans	$933,868	$973,574	$1,047,412	$1,113,065	$1,172,575

Residential Developer Loans (a)	$95,736	$106,372	$120,344	$130,727	$153,327

(a)	Represents the amount of loans to residential developers secured by single family residential property which is included in commercial loans secured by real estate

The reduction in loans since year-end 2009 allowed the Company to reduce wholesale funding during 2010, including out-of-market deposits acquired through brokers, by $158.4 million and other borrowed funds by $92.7 million. Total deposits were $1.28 billion at December 31, 2010, down $139.7 million from $1.42 billion at December 31, 2009, primarily from the run-off of brokered deposits. Customer deposit accounts remain fully insured to the highest levels available under the FDIC insurance programs.

At December 31, 2010, two of the three regulatory capital ratios for Macatawa Bank, including the tier one risk-based capital ratio and the tier one leverage capital ratio, were maintained at levels in excess of those ordinarily required to be categorized as "well capitalized" under applicable regulatory capital guidelines, but the Bank did not have capital at levels required by its Consent Order. At December 31, 2010, the Bank's total risk-based capital ratio of 9.68 percent was below the 10.0 percent minimum ordinarily required to be categorized as "well capitalized" and below the 11.0 percent minimum required by the Consent Order, but this ratio has improved since March 31, 2010 when it was 8.14 percent. Because the Bank is subject to the Consent Order, it cannot be categorized as "well capitalized" regardless of actual capital levels. The Bank needed $17.2 million of additional qualifying capital to comply with the Consent Order at December 31, 2010, compared to $43.2 million at March 31, 2010.

Mr. Postma concluded, "through a combination of improving earnings, effective balance sheet management and disciplined administration of non performing assets, we have improved the Bank's total risk-based capital ratio since its low-point at March 31, 2010. The amount of additional qualifying capital needed to comply with the Consent Order has been reduced from $43.2 million at March 31, 2010 to $17.2 million at December 31, 2010. Our goal remains to return to "well-capitalized" status, and we continue to work closely with regulators in our efforts to comply with the terms of the Consent Order."

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About Macatawa Bank / page 5 of 5

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Company offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing, business and personal deposit services, ATM's and Internet banking services, trust and employee benefit plan services, and various investment services. The Company emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

"CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as "will," "believe," "continue," "ahead of us," "intend," "goal," "efforts" "proposed," "further," "toward," and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to our ability to build accountability, confidence and performance in Macatawa Bank, our ability to comply with our Consent Order and return to "well capitalized" status and our ability to continue to move Macatawa Bank toward a position of sustained profitability. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including goodwill, mortgage servicing rights and deferred tax assets) and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to fully comply with our Consent Order, raise additional capital, improve regulatory capital ratios, successfully implement new programs and initiatives, increase efficiencies, address regulatory issues, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. Failure to comply with the agreements in our Consent Order could result in further regulatory action which could have a material adverse effect on Macatawa Bank Corporation and its shareholders. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2009 and in "Part II, Item 1A - Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)
	Three Months Ended December 31		Twelve Months Ended December 31
EARNINGS SUMMARY	2010	2009	2010	2009
Total interest income	$17,084	$22,690	$76,003	$95,878
Total interest expense	4,800	9,284	25,436	43,085
Net interest income	12,284	13,406	50,567	52,793
Provision for loan loss	400	21,600	22,460	74,340
Net interest income after provision for loan loss	11,884	(8,194)	28,107	(21,547)

NON-INTEREST INCOME
Deposit service charges	1,027	1,131	4,252	4,776
Net gains on mortgage loans	538	112	1,462	2,388
Trust fees	697	940	3,079	3,806
Net gains on security sales	-	-	2,715	-
Other	2,246	1,332	6,515	5,727
Total non-interest income	4,508	3,515	18,023	16,697

NON-INTEREST EXPENSE
Salaries and benefits	5,336	5,812	21,886	24,349
Occupancy	989	1,052	4,056	4,343
Furniture and equipment	831	971	3,554	4,026
FDIC assessment	1,025	987	4,706	4,495
Administration and disposition of problem assets	4,196	3,670	15,415	11,395
Trade Partners litigation settlement	-	-	-	5,533
Other	3,180	3,423	13,064	13,250
Total non-interest expense	15,557	15,915	62,681	67,391
Income (loss) before income tax	835	(20,594)	(16,551)	(72,241)
Income tax expense (benefit)	-	(11,385)	1,303	(8,600)

Net income (loss)	$835	$(9,209)	$(17,854)	$(63,641)
Dividends declared on preferred shares			-	2,870
Net income (loss) available to common shares	$835	$(9,209)	$(17,854)	$(66,511)

Basic earnings per common share	$0.05	$(0.52)	$(1.01)	$(3.81)
Diluted earnings per common share	$0.05	$(0.52)	$(1.01)	$(3.81)
Return on average assets	0.20%	-1.95%	-1.08%	-3.16%
Return on average equity	4.93%	-38.85%	-24.99%	-50.60%
Net interest margin	3.38%	3.04%	3.28%	2.82%
Efficiency ratio	92.65%	94.05%	91.39%	96.98%

BALANCE SHEET DATA Assets	December 31 2010	December 31 2009
Cash and due from banks	$21,274	$24,687
Federal funds sold and other short-term investments	214,853	54,062
Securities available for sale	9,120	129,090
Securities held to maturity	83	414
Federal Home Loan Bank Stock	11,932	12,275
Loans held for sale	2,537	649
Total loans	1,217,196	1,510,816
Less allowance for loan loss	47,426	54,623
Net loans	1,169,770	1,456,193
Premises and equipment, net	56,988	61,015
Acquisition intangibles	322	592
Bank-owned life insurance	25,014	24,395
Other real estate owned	57,984	37,183
Other assets	8,384	29,617

Total Assets	$1,578,261	$1,830,172

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$255,897	$221,470
Interest-bearing deposits	1,020,723	1,194,867
Total deposits	1,276,620	1,416,337
Other borrowed funds	185,336	278,023
Surbordinated debt	1,650	1,650
Long-term debt	41,238	41,238
Other liabilities	5,575	4,933
Total Liabilities	1,510,419	1,742,181

Shareholders' equity	67,842	87,991

Total Liabilities and Shareholders' Equity	$1,578,261	$1,830,172

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date
	4th Qtr 2010	3rd Qtr 2010	2nd Qtr 2010	1st Qtr 2010	4th Qtr 2009	2010	2009
EARNINGS SUMMARY
Net interest income	$12,284	$12,437	$12,818	$13,028	$13,406	$50,567	$52,793
Provision for loan loss	400	550	1,800	19,710	21,600	22,460	74,340
Total non-interest income	4,508	3,726	6,322	3,468	3,515	18,023	16,697
Total non-interest expense	15,557	14,910	14,289	17,926	15,915	62,681	67,391
Federal income tax expense (benefit)	-	-	1,303	-	(11,385)	1,303	(8,600)
Net income (loss)	$835	$703	$1,748	$(21,140)	$(9,209)	$(17,854)	$(63,641)
Dividends declared on preferred shares	-	-	-	-	-	-	2,870
Net income (loss) available to common shares	$835	$703	$1,748	$(21,140)	$(9,209)	$(17,854)	$(66,511)

Basic earnings per common share	$0.05	$0.04	$0.10	$(1.19)	$(0.52)	$(1.01)	$(3.81)
Diluted earnings per common share	$0.05	$0.04	$0.10	$(1.19)	$(0.52)	$(1.01)	$(3.81)

MARKET DATA
Book value per common share	$1.96	$1.91	$1.87	$1.91	$3.10	$1.96	$3.10
Tangible book value per common share	$1.94	$1.89	$1.85	$1.88	$3.07	$1.94	$3.07
Market value per common share	$4.12	$1.48	$1.20	$1.75	$2.09	$4.12	$2.09
Average basic common shares	17,679,884	17,677,284	17,692,231	17,696,922	17,699,552	17,686,362	17,449,943
Average diluted common shares	17,679,884	17,677,284	17,692,231	17,696,922	17,699,552	17,686,362	17,449,943
Period end common shares	17,679,621	17,680,211	17,682,458	17,696,423	17,698,108	17,679,621	17,698,108

PERFORMANCE RATIOS
Return on average assets	0.20%	0.17%	0.41%	-4.74%	-1.95%	-1.08%	-3.16%
Return on average equity	4.93%	4.21%	10.32%	-101.04%	-38.85%	-24.99%	-50.60%
Net interest margin (fully taxable equivalent)	3.38%	3.22%	3.29%	3.22%	3.04%	3.28%	2.82%
Efficiency ratio	92.65%	92.25%	74.66%	108.67%	94.05%	91.39%	96.98%
Full-time equivalent employees (period end)	382	387	391	375	380	382	380

ASSET QUALITY
Gross charge-offs	$5,637	$5,114	$6,851	$14,235	$15,563	$31,838	$59,942
Net charge-offs	$5,167	$4,644	$6,296	$13,550	$15,026	$29,657	$57,979
Net charge-offs to average loans (annualized)	1.66%	1.41%	1.79%	3.68%	3.91%	2.18%	3.54%
Nonperforming loans	$75,361	$84,448	$95,058	$102,548	$103,885	$75,361	$103,885
Other real estate and repossessed assets	$58,034	$54,112	$48,753	$45,874	$37,308	$58,034	$37,308
Nonperforming loans to total loans	6.19%	6.61%	6.96%	7.13%	6.88%	6.19%	6.88%
Nonperforming assets to total assets	8.45%	8.49%	8.72%	8.64%	7.71%	8.45%	7.71%
Allowance for loan loss	$47,426	$52,192	$56,286	$60,782	$54,623	$47,426	$54,623
Allowance for loan loss to total loans	3.90%	4.08%	4.12%	4.23%	3.62%	3.90%	3.62%
Allowance for loan loss to nonperforming loans	62.93%	61.80%	59.21%	59.27%	52.58%	62.93%	52.58%

CAPITAL & LIQUIDITY
Average equity to average assets	4.14%	4.09%	4.02%	4.69%	5.01%	4.30%	6.24%
Tier 1 capital to average assets (Consolidated)	5.82%	5.42%	5.25%	4.80%	6.01%	5.82%	6.01%
Total capital to risk-weighted assets (Consolidated)	9.65%	9.30%	8.81%	8.27%	9.23%	9.65%	9.23%
Tier 1 capital to average assets (Bank)	7.10%	6.55%	6.31%	5.83%	6.58%	7.10%	6.58%
Total capital to risk-weighted assets (Bank)	9.68%	9.23%	8.70%	8.14%	9.07%	9.68%	9.07%

END OF PERIOD BALANCES
Total portfolio loans	$1,217,196	$1,278,298	$1,364,881	$1,438,107	$1,510,816	$1,217,196	$1,510,816
Earning assets	1,453,041	1,480,046	1,517,318	1,589,670	1,702,227	1,453,041	1,702,227
Total assets	1,578,261	1,611,395	1,649,747	1,718,429	1,830,172	1,578,261	1,830,172
Deposits	1,276,620	1,279,710	1,312,701	1,370,767	1,416,337	1,276,620	1,416,337
Total shareholders' equity	67,842	66,992	66,241	66,917	87,991	67,842	87,991

AVERAGE BALANCES
Total portfolio loans	$1,244,148	$1,319,029	$1,408,672	$1,473,337	$1,538,038	$1,360,548	$1,637,143
Earning assets	1,423,287	1,515,501	1,555,372	1,649,121	1,769,242	1,535,146	1,884,431
Total assets	1,634,249	1,634,249	1,686,311	1,785,286	1,893,275	1,660,910	2,016,879
Deposits	1,224,156	1,297,498	1,341,243	1,394,701	1,467,497	1,313,886	1,563,466
Total shareholders' equity	67,735	66,860	67,733	83,692	94,819	71,445	125,776